CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Jamestown Balanced Fund, The Jamestown Equity Fund, The Jamestown Tax Exempt Virginia Fund, The Jamestown International Equity Fund, FBP Balanced Fund, FBP Value Fund and Davenport Equity Fund, each a series of shares of the Williamsburg Investment Trust, and to the use of our reports dated April 25, 2003 on the financial statements and financial highlights. Such financial statements and financial highlights appear in each fund's respective 2003 Annual Report to Shareholders.




                                                 TAIT, WELLER & BAKER

PHILADELPHIA, PENNSYLVANIA
JULY 29, 2004